                                                                    EXHIBIT 99.1

INVESTOR RELATIONS CONTACT
Paula Berman
BindView Corporation
Tel: (713) 561-4333
Fax: (713) 561-1333
pr@bindview.com
http://www.bindview.com

FOR IMMEDIATE RELEASE

   BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2002


HOUSTON -- JAN. 30, 2003 -- BindView Corporation (NASDAQ: BVEW), a leading provider of IT security management solutions, today announced results for the quarter and year ended December 31, 2002. Revenues, earnings and earnings per share for the fourth quarter, which included a $1.4 million ($0.03 per share) restructuring charge, were in line with previously announced expectations. Excluding the charge, earnings per share were $0.06, which exceeded the upper end of the Company's previously announced earnings per share expectation of $0.04.

Revenues for the fourth quarter of 2002 totaled $19.2 million, up $3.3 million, or 21 percent over the third quarter of 2002, reflecting solid growth in product sales and service delivery, normal seasonality, and improvements in sales and marketing effectiveness.

Revenues for the quarter declined $0.5 million from $19.7 million in the fourth quarter of 2001, primarily on lower sales of new licenses for the Company's Novell-based products, offset in part by revenue growth in Microsoft-based products and higher maintenance and professional services revenues.

Revenues for the full year 2002 were $67.0 million compared with $70.9 million for 2001. Full year revenues reflected a $5.6 million decline in Novell-based products, offset by increased revenues from Microsoft-based products and higher maintenance and professional services revenue. In 2003, the Company expects continued revenue growth from its Microsoft-based and other products and a slowed decline in Novell-based products.
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Net income for the quarter totaled $1.4 million, or $0.03 per share, compared with $0.7 million, or $0.01 per share, for the fourth quarter of 2001. Excluding the $1.4 million restructuring charge, related to a change in estimated costs associated with excess office space in the Company's Houston headquarters, net income for the quarter was $2.8 million, or $0.06 per share. Net loss for 2002 was $24.4 million ($0.49 per share) compared with a net loss of $24.1 million ($0.47 per share) in 2001. The net loss in 2002 included a non-cash write-off of deferred tax assets totaling $19.6 million ($0.39 per share) and restructuring charges of $3.3 million ($0.07 per share) in the second half of 2002. Excluding these charges from 2002 results and the restructuring and impairment charges taken in 2001, the net loss for 2002 was $1.6 million ($0.03 per share) compared with $10.6 million ($0.21 per share) in 2001.

Commenting on the operating results, Eric Pulaski, president and CEO of BindView, stated, "I am encouraged by the overall progress we made in improving our operating efficiency and sales effectiveness in a difficult economic environment. In the fourth quarter, we experienced strong growth in sales of BindView's long-standing and new products over the preceding quarter, and the operating efficiencies that we implemented during the year enabled us to achieve greater than expected profitability."

"We also made significant improvements to our management team adding seasoned senior executives in key areas including sales and marketing," continued Pulaski. "These important additions, together with our plans for new product introductions, will enable us to further improve our competitive position in the security market and grow revenues in 2003."

Operating income for the quarter was $1.2 million compared with $0.7 million in the fourth quarter of 2001. Excluding the $1.4 million restructuring charge in the fourth quarter of 2002, operating income for the quarter was $2.6 million, an increase of $1.9 million over the fourth quarter of 2001. The increase reflects improvements in operating leverage primarily related to the Company's restructuring initiatives.

At December 31, 2002, the Company's cash and cash equivalents were $37.8 million, compared to cash and short-term investments of $43.0 million at December 31, 2001. Principal uses of cash in 2002 included $5.4 million to purchase 5.7 million shares of BindView common stock under its stock buyback program, and $3.0 million in capital expenditures, which included

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investments to enhance the Company's customer relationship management system and implementation of a new revenue management system. Principal uses of cash were additionally offset by cash flows from operating activities during the year totaling approximately $1.6 million. At year-end, the Company had no outstanding debt.

2002 HIGHLIGHTS

Industry Recognitions/Awards
----------------------------
BindView sustained worldwide leadership in the host-based vulnerability assessment market for the third consecutive year, according to IDC. The Company was also recognized as the second largest vulnerability assessment software vendor and as the third largest worldwide software ID & VA vendor. In addition, bv-Control won the MEC 2002 Best of Show Award, Product of The Year Award from Windows & .NET Magazine, and Best of Show Award at Microsoft Tech Ed 2002.

Product Certifications
----------------------
BindView's security solutions were the first to be certified by the Center for Internet Security (CIS), assuring that they conform to CIS security benchmarks. In addition, BindView was the first company to be included in the U.S. Gold Certified Program for Security by Microsoft, identifying BindView products as having the highest industry standards for securing Microsoft systems. By enabling government agencies to select products to secure their IT infrastructures, BindView's security solutions were first to be certified by the Joint Interoperability Test Command (JITC) under the Security Technical Implementation Guide (STIG).

New Products
------------
BindView continued to deliver new solutions to help IT administrators and security professionals protect their IT infrastructures while at the same time lowering total cost of ownership. With the release of Policy Center, a comprehensive web-based policy management system, BindView enables organizations to ensure that their technical security configurations match prescribed security guidelines. Additionally, new releases of bv-Admin, and bv-Control extended the product families to include Microsoft.NET Web Services, becoming the first products to secure and manage Web Services for Microsoft's Internet Information Server. The Company also

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introduced a stand-alone Password Self Service solution assisting organizations to reduce administration and help desk costs by directly empowering end users.

Customer Wins/Recognition
-------------------------
BindView expanded its penetration of the Fortune 500 adding 19 new companies, which now includes more than 80% of the Fortune 100. MSN, SunTrust, The American Red Cross, Florida Hospital, and Rohm and Haas, among others, selected BindView to help secure their IT infrastructures. In October, hundreds of IT security and network administration professionals from companies worldwide, convened at Insight 2002, BindView's first annual user conference conducted in Las Vegas.

Enhanced Management Team
------------------------
The Company rounded out its senior management team with the appointments of a senior vice president of worldwide marketing, a vice president of sales and field operations for the Americas and a vice president of International sales. The company has also significantly increased its focus on the federal government throughout 2002 and added a new director of federal sales in January of 2003.

2003 OUTLOOK
------------
The Company's outlook for 2003 considers current market and economic conditions, as well as changes and investments in the Company's sales and marketing strategies, which have been recently implemented by new management in these areas. The Company is investing in sales territories, which have historically underperformed and provide reasonable opportunities for growth in 2003, specifically Europe, Latin America and Federal Government. Complementing these investments, the Company has restructured its go-to-market strategies to include a tiered sales focus on enterprise, named, and emerging accounts, and a consolidated business-line approach to its bv-Admin, bv-Control and Policy Center solutions including accountability for product-line profitability, marketing and R&D investments. For 2003, the Company expects revenues to exceed $70 million and has sized the organization to achieve profitability and positive cash flow at $70 million in revenues.

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Revenues for the first half of 2003 are expected to approximate the amount of revenues generated in the first half of 2002 and the operating loss for the first half of 2003 is expected to range between $3.1 and $3.3 million, compared with an operating loss of $5.0 million in the first half of 2002. Revenues for the second half of 2003 are expected to be higher than the second half of 2002, as the Company begins to realize the benefits of recently commenced business initiatives, resulting in overall revenue growth and profitability for FY 2003.

APPOINTMENT TO THE BOARD OF DIRECTORS. BindView also announced that it has appointed Robert D. Repass to its board of directors and as chairman of the audit committee. Mr. Repass is the chief financial officer of Motion Computing, Inc., a privately held computer technology company, and also serves on the board of directors and chairman of the audit committee of Multimedia Games, Inc., a publicly traded company that develops, implements, and supports high-speed interactive gaming. Prior thereto, Mr. Repass was a venture partner with TL Ventures, a venture-capital investment firm focused on software, hardware, communications, and biotechnology. From 1997 to 2000, Mr. Repass was the southwest-region managing partner and practice leader for technology, information, communications, and entertainment of PricewaterhouseCoopers, where he also served as managing partner of the firm's Austin office.

SCHEDULED CONFERENCE. The Company has scheduled a conference call today at 4:00 p.m. CST to discuss details of the fourth quarter and full year 2002 financial results. Interested parties should call (800) 238-9007, passcode 537705. A Webcast also will be provided live at: www.bindview.com/com/about/ir.cfm. The conference will be available for replay at (888) 203-1112, passcode 537705 from Jan. 30 to Feb. 9, 2003.

ABOUT BINDVIEW CORPORATION
BindView Corporation, the worldwide leader in providing host-based vulnerability assessment software, delivers proactive security management solutions to help safeguard computer systems and networks from security breaches before they occur. Unlike traditional approaches, the company's solutions work from the inside out to help protect business systems from both internal and external threats, thus reducing business risks. BindView's suite of cross-platform software and associated services help secure, automate and reduce the costs of managing information technology infrastructures. More than 20 million licenses of our solutions have been shipped worldwide to approximately 5,000 companies, including more than 80 of the Fortune 100 and 24

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of the largest 25 U.S. banks. Contact BindView via e-mail at info@bindview.com or visit BindView's World Wide Web Site at http://www.bindview.com. BindView can also be reached at (800) 749-8439 or at (713) 561-4000.



Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, the expected increase in IT security spending and continued improvement in sales execution and marketing effectiveness, risks associated with: competition within the network management software industry; rapid technological change; BindView's ability to continue developing new products and to execute its revenue- and cost-related strategies; the expected continued decline in revenues from the company's Novell-based products; possible customer deferrals of significant purchases in view of uncertainties in the domestic and global economy and factors effecting "execution and marketing effectiveness". Other such factors include the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission

Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.

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                        BINDVIEW DEVELOPMENT CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (in thousands, except per share amounts)

                                                      THREE MONTHS
                                                          ENDED                   YEAR ENDED
                                                       DECEMBER 31,               DECEMBER 31,
                                                   --------------------      -----------------------
                                                     2002         2001         2002           2001
                                                   -------      -------      --------       --------
Revenues:
  Licenses                                         $11,618      $12,734      $ 37,238       $ 42,532
  Services                                           7,608        6,956        29,740         28,356
                                                   -------      -------      --------       --------
                                                    19,226       19,690        66,978         70,888
                                                   -------      -------      --------       --------
Cost of revenues:
  Licenses                                             114          216           500          1,059
  Services                                           1,415        1,457         5,782          6,407
                                                   -------      -------      --------       --------
                                                     1,529        1,673         6,282          7,466
                                                   -------      -------      --------       --------
Gross profit                                        17,697       18,017        60,696         63,422
Operating costs and expenses:
  Sales and marketing                                8,633        9,914        37,242         49,079
  Research and development                           4,299        5,141        19,219         22,668
  General and administrative                         2,164        2,293         7,932         14,600
  Asset impairment                                      --           --           276          1,979
  Restructuring                                      1,394           --         3,002          6,594
                                                   -------      -------      --------       --------
                                                    16,490       17,348        67,671         94,920
                                                   -------      -------      --------       --------
Operating income (loss)                              1,207          669        (6,975)       (31,498)
Other income (expense), net                            191          317         2,104         (2,859)
                                                   -------      -------      --------       --------
Income (loss) before income taxes                    1,398          986        (4,871)       (34,357)
Provision (benefit) for income taxes                    --          295        19,562        (10,211)
                                                   -------      -------      --------       --------
Net income (loss)                                  $ 1,398      $   691      $(24,433)      $(24,146)
                                                   =======      =======      ========       ========
Earnings (loss) per share - basic and diluted      $  0.03      $  0.01      $  (0.49)      $  (0.47)
                                                   =======      =======      ========       ========
Number of shares used to calculate per
 share amounts:
   Basic                                            47,346       50,966        50,319         51,438
   Diluted                                          47,538       51,269        50,319         51,438

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                        BINDVIEW DEVELOPMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                       ------------    ------------
                                                       DECEMBER 31,    DECEMBER 31,
                                                           2002            2001
                                                       ------------    ------------
Cash and cash equivalents                               $  37,760       $  39,791
Short-term investments                                         --           3,253
Accounts receivable, net                                   11,199          10,344
Other                                                       2,052           1,180
                                                        ---------       ---------
   Total current assets                                    51,011          54,568

Property and equipment, net                                 7,816           9,221
Investments and other                                       4,729           4,770
Deferred income taxes                                          --          19,562
                                                        ---------       ---------
       Total assets                                     $  63,556       $  88,121
                                                        ---------       ---------

Accounts payable                                        $   1,990       $   1,763
Accrued liabilities                                         6,341           4,954
Accrued compensation                                        3,907           4,051
Deferred revenues                                          12,464          10,350
                                                        ---------       ---------
   Total current liabilities                               24,702          21,118

Deferred revenues                                           2,213           2,618
Other                                                       1,215             576

Common stock                                                    1               1
Treasury stock                                                 --         (12,738)
Additional paid-in capital                                104,076         121,884
Accumulated deficit                                       (68,398)        (43,965)
Notes receivable, stockholders                               (636)         (1,188)
Accumulated other comprehensive income (loss)                 383            (185)
                                                        ---------       ---------
   Total stockholders' equity                              35,426          63,809
                                                        ---------       ---------
        Total liabilities and stockholders' equity      $  63,556       $  88,121
                                                        ---------       ---------

Common shares outstanding                                  46,278          51,377

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